Exhibit T

FIRST AMENDMENT
TO
MANAGEMENT AGREEMENT

This First Amendment (the “Amendment”) to the Management Agreement, dated as of December 7, 2021 (the “Management Agreement”), by and between Crescent Energy Company (the “Company”) and KKR Energy Assets Manager LLC (the “Manager”, and together with the Company, the “Parties”), is entered into by and between the Company and the Manager as of May 15, 2024, to be effective as of the Closing (as defined in the Merger Agreement (as defined below)) (such effective date, the “Amendment Effective Date”). Unless otherwise specified, all capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Management Agreement.

RECITALS

WHEREAS, the Company, Artemis Acquisition Holdings Inc., Artemis Merger Sub Inc., Artemis Merger Sub II LLC and SilverBow Resources, Inc. have entered into that certain Agreement and Plan of Merger, dated as of May 15, 2024 (as may be amended or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, pursuant to Section 16(d) of the Management Agreement, the Management Agreement may be amended by an instrument in writing executed by the Parties; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parties desire to amend the Management Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.          Amendment to the Management Agreement. The definition of Management Fee in Section 1 is hereby amended and restated as follows:

““Management Fee” means the management fee, without duplication, payable quarterly in arrears with respect to each calendar quarter commencing with the quarter in which the Effective Date occurs, in an amount equal to (x) (A) $53,300,000 per annum ($13,325,000 per quarter) plus (B) 1.50% per annum (0.375% per quarter) of the Equity Issuance Value multiplied by (y) the Company OpCo Ownership; provided that the portion of the management fee described in clause (x)(B) attributable to the equity issuances pursuant to the transactions contemplated by Article I of the Agreement and Plan of Merger, dated as of May 15, 2024, by and between the Company, Artemis Acquisition Holdings Inc., Artemis Merger Sub Inc., Artemis Merger Sub II LLC and SilverBow Resources, Inc. (as may be amended or otherwise modified from time to time), shall not exceed $9,000,000.

The Management Fee shall be pro-rated for partial periods, to the extent necessary, as described more fully elsewhere herein.”

2.          Full Force and Effect. Except as expressly set forth in this Amendment, all other provisions of the Management Agreement remain unchanged and in full force and effect. In the event of a conflict between the terms of this Amendment and the Management Agreement, the terms of this Amendment shall prevail. From and after the Amendment Effective Date, all references in the Management Agreement to “the Agreement” or “this Agreement” shall refer to the Management Agreement as amended by this Amendment.

3.          Effectiveness; Entire Agreement. This Amendment shall be effective as of the Amendment Effective Date. The Management Agreement, as amended hereby, contains the entire agreement and understanding between the Parties with respect to the subject matter thereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter thereof. The express terms thereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms thereof. This Amendment shall automatically terminate, be of no further force and effect, and shall not be effective, upon the valid termination of the Merger Agreement in accordance with its terms.

4.         Miscellaneous. Section 16(b) (Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries), Section 16(d) (Amendments), Section 16(e) (Governing Law), Section 16(f) (Waiver of Jury Trial), Section 16(g) (Arbitration), Section 16(l) (Counterparts) and Section 16(m) (Severability) of the Management Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CRESCENT ENERGY COMPANY

By:	/s/ David Rockecharlie
Name: David Rockecharlie
Title: Chief Executive Officer

KKR ENERGY ASSETS MANAGER LLC
By:	/s/ Robert Lewin
Name: Robert Lewin
Title: Manager

[Signature Page to Amendment to Management Agreement]